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                                                                   EXHIBIT 10.18
                         NATIONAL BANK OF COMMERCE

August 16, 1996

Mr. Jacques Driscoll
7557 101st Street
Dellwood, MN  55110

Dear Jacques,

We are pleased to confirm our offer and your acceptance of the position of Sr. Vice President, Marketing for National Commerce Bancorporation at an annual base salary of $140,000. You will also be appointed as a member of the Board of Directors of the new NCBC insurance subsidiary. In addition, you will be eligible for a recruitment signing bonus of $30,000, with another guaranteed bonus of $30,000 to be paid in January 1997. You will also receive 25,000 shares of stock options as of the date of your employment with NCBC and will vest in 20% increments over the next five years. In 1997, you will be eligible to receive up to 50% of your base salary as an incentive bonus, subject to achieving specified goals and objectives. In this position you will report to Bill Reed.

National Commerce Bancorporation offers a comprehensive benefits package including insurance, retirement, and profit sharing. You will be eligible to participate in all employee benefit programs as specified in the attached Benefit Summary sheet. You will also be eligible for up to four weeks of paid vacation time in each calendar year.

If NCBC should be sold or acquired by the end of calendar year 1998, and you should not retain the same or equivalent position, NCBC will provide a lump sum payment equal to two times your annual base salary at the time of your termination.

To facilitate the earliest possible relocation of you and your family to Memphis, NCBC will provide a full relocation package according to the attached guidelines that will be managed by Armstrong Relocation. These benefits are available only as managed by Armstrong. All relocation benefits that have a taxable consequence for you will be grossed up by NCBC.

This offer is contingent upon your successful completion of drug testing as required for all NCBC positions. We trust that you will make a significant contribution to the growth and progress of National Commerce Bancorporation and that you will find the challenge and opportunity you desire. We look forward to working with you in the coming years.

Please indicate your acceptance of your offer by signing this original letter as indicated below and returning it to me by August 20, 1996.

If you have any questions, please feel free to contact me.

Sincerely,                              I accept the position and its terms as
                                        outlined in this letter and my
                                        application for employment.

/s/Kathy H. Starkey                     Signature  /s/Jacques Driscoll
-------------------                          -------------------
Kathy H. Starkey                        Date  8-19-96
Sr. Vice President, Human Resources           -------
National Commerce Bancorporation


       Memphis, Tennessee 38150/Telephone (901)523-3434/Cable:NABACO